As filed with the Securities and Exchange Commission on February 15, 2007

Registration No. 333-140724

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LASERCARD CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	77-0176309
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

1875 North Shoreline Boulevard

Mountain View, CA 94043-1601

(650) 969-4428

(Address, Including Zip Code, and Telephone Number, Including

Area Code, of Registrant’s Principal Executive Offices)

Richard M. Haddock

President and Chief Executive Officer

LaserCard Corporation

1875 North Shoreline Boulevard

Mountain View, CA 94043-1601

(650) 969-4428

(Address, Including Zip Code, and Telephone Number, Including

Area Code, of Registrant’s Principal Executive Offices)

With a copy to:

Stephen M. Wurzburg

Pillsbury Winthrop Shaw Pittman LLP

2475 Hanover Street

Palo Alto, CA 94304

Telephone: (650) 233-4500

Approximate date of commencement of proposed sale to the public:

From time to time after this registration statement becomes effective, as determined by market conditions and other factors.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(c) under the Securities Act, please check the following box.  ☐

If this Form is a post-effective amendment to a registration statement pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Stock, $0.01 par value (2) (3)
Preferred Stock, $0.01 par value (2)(3)
Warrants (2)(4)
Total (2)	3,500,000(2)		$100,000,000(1)	$3,070(5)(6)

(1)	Not Applicable pursuant to Form S-3 General Instruction II(D). The Registrant elects to rely on Rule 456(o). An indeterminate aggregate initial offering price or number of securities of each identified class is being registered as may from time to time be issued at indeterminate prices, with an aggregate initial offering price not the exceed $100,000,000.00 (or the equivalent in one or more foreign currencies). Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities or that are issued in units.
(2)	The number of common shares sold to investors, plus the number of common shares originally issuable upon conversion of preferred shares sold to investors, plus the number of common shares originally issuable upon exercise of warrants sold to investors and granted to any placement agents or underwriters shall not exceed 3,500,000.
(3)	Includes common stock issuable upon conversion of the preferred stock, common stock issuable upon exercise of the warrants, and preferred stock issuable upon exercise of the warrants.
(4)	The warrants may be issued to investors and/or may be granted to placement agents or underwriters.
(5)	The registration fee is being calculated as permitted by Rule 457(o) on the basis of the proposed maximum aggregate offering.
(6)	Previously paid.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note: This Pre-effective amendment Number 2 is being filed to add an inadvertently omitted undertaking under Part II Item 17.

PART II

Information Not Required In Prospectus

Item 14. Other Expenses of Issuance and Distribution.

The following is a statement of estimated expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commission.

Registration fee*	$10,000
Blue Sky Qualification Fees and Expenses*	2,000
Transfer Agent Fees*	1,000
Printing Fees*	25,000
Legal Fees and Expenses*	125,000
Accounting Fees and Expenses*	50,000
Miscellaneous*	2,000

$215,000

*	Estimated.

Item 15.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Article Tenth of the Registrant’s Amended and Restated Certificate of Incorporation (Exhibit 3.1.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2000) and Article 8 of the Registrant’s Amended and Restated By-Laws (Exhibit 3.2 to the Registrant’s Current Report on Form 8-K dated September 12, 2005 that was filed on September 16, 2005, as amended by Form 8-K/A filed on September 29, 2005) provide for indemnification of the Registrant’s directors, officers, employees and other agents to the extent and under the circumstances permitted by the Delaware General Corporation Law. The Registrant has also entered into agreements with its directors and officers that will require the Registrant, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent not prohibited by law. In addition, the Registrant maintains insurance which provides for the indemnification of its directors and officers against certain losses (including costs of defense) that may arise in connection with claims made against them for certain of their actions in such capacity.

Item 16.	Exhibits.

A list of exhibits included as part of this registration statement is set forth in the Exhibit Index which immediately precedes such exhibits and is incorporated herein by reference.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

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(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) For the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to any charter provision, by law or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Pre-Effective Amendment No. 2 to Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Palo Alto, State of California, on May 7, 2007.

LASERCARD CORPORATION

By:	/s/ Richard M. Haddock
Richard M. Haddock President and Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this Pre-Effective Amendment No. 2 to Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Richard M. Haddock Richard M. Haddock	President, Chief Executive Officer (Principal Executive Officer) and Director	May 7, 2007

/s/ Steven G. Larson Steven G. Larson	Vice President Finance & Chief Financial Officer (Principal Financial and Accounting Officer)	May 7, 2007

/s/ Donald E. Mattson* Donald E. Mattson	Chairman of the Board and Director	May 7, 2007

/s/ Bernard C. Bailey* Bernard C. Bailey	Director	May 7, 2007

/s/ Arthur H. Hausman* Arthur H. Hausman	Director	May 7, 2007

/s/ Dan Maydan* Dan Maydan	Director	May 7, 2007

/s/ Albert J. Moyer* Albert J. Moyer	Director	May 7, 2007

/s/ Walter F. Walker* Walter F. Walker	Director	May 7, 2007

* By Richard M. Haddock, attorney-in-fact

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Exhibit Index

Exhibit No.	Description

1.1	Form of Underwriting Agreement *

4.1	Amended and Restated Certificate of Incorporation, as amended (filed as Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the year ended March 31, 2005, and hereby incorporated by reference).

4.2	Bylaws, as amended (filed as Exhibit 3.2 to the Company’s Current Report on Form 8-K dated September 12, 2005, filed on September 16, 2005, as amended by Form 8-K/A filed on September 29, 2005, and incorporated herein by reference).

4.3	Certificate of Designation of Preferences of Preferred Stock.*

4.4	Specimen Preferred Stock Certificate*

4.5	Form of Warrant Agreement*

4.6	Specimen Warrant Certificate*

5.1	Opinion of Pillsbury Winthrop Shaw Pittman LLP**

12.1	Statement regarding computation of ratios of earnings to fixed charges and preferred dividends**

23.1	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in Exhibit 5.1)**

23.2	Consent of Odenberg, Ullakko, Muranishi & Co. LLP, independent registered public accounting firm**

23.3	Consent of KMPG LLP, independent registered public accounting firm**

24.1	Power of Attorney **

*	To be filed either as an Amendment or as an exhibit to a report filed pursuant to the Securities Exchange act of 1934 of the Registrant and incorporated by reference into this Registration Statement

**	Previously filed.